EXPRESS, INC. PROVIDES ADDITIONAL COVID-19 BUSINESS UPDATES

Columbus, Ohio – April 1, 2020 – Fashion apparel retailer Express, Inc. (NYSE: EXPR) today provided an additional business update in response to the COVID-19 pandemic.

As announced last week, Express stores will remain closed until further notice. The Company will continue to do its part to protect the health and safety of our associates, our customers and the communities in which we operate. The Company is taking the following immediate actions to help ensure sufficient liquidity throughout the duration of this unprecedented crisis:

•Furloughing most store associates and a number of corporate associates, pausing pay while continuing to provide healthcare benefits for those eligible until such time as stores are able to reopen

•Significantly reducing expenses, capital expenditures and inventory receipts

•Suspending merit pay increases for 2020

•Freezing hiring for the duration of this crisis

"These decisions should allow us to emerge from the current crisis in a position to continue our strategic transformation and achieve our previously stated goal of long-term profitable growth," said Tim Baxter, Chief Executive Officer. "The specific actions that affect our people are necessary but are also the most difficult. We are doing all we can to provide support to these associates during this time and hope to have our teams and customers back in stores as soon as possible."

The Company will continue to follow the guidance of local, state and federal governments, as well as health organizations, as to when it can safely reopen its stores. The Express website and mobile app remain available to customers.

About Express, Inc.:

Express is a leading fashion brand for women and men. Since 1980, Express has provided the latest apparel and accessories to help customers build a wardrobe for every occasion, offering fashion and quality at an attractive value. The company operates retail and factory outlet stores in the United States and Puerto Rico, as well as an online destination. For more information, please visit www.express.com.

Forward-Looking Statements:

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Investor Contact:
Dan Aldridge
daldridge@express.com
(614) 474-4890

Media Contact:
Alysa Spittle
aspittle@express.com
(614) 474-4745